UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ACUITY BRANDS, INC.

1170 Peachtree Street, NE

Suite 2300

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 7, 2014

Time:	11:00 a.m. Eastern Time

Date:	January 7, 2014

Place:	Four Seasons Hotel - Ballroom, 75 Fourteenth Street, NE Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 12, 2013 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:

(1)     Elect three directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2016 fiscal year;

(2)     Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;

(3)     Hold an advisory vote to approve named executive officer compensation;

(4)     Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:

A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

November 22, 2013

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY MAIL (IF YOU REQUESTED AND RECEIVED A PAPER COPY OF THE PROXY CARD). IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS REGARDING HOW TO REQUEST A PROXY CARD.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 7, 2014

The proxy statement and annual report are available at

www.edocumentview.com/AYI

ACUITY BRANDS, INC.

1170 Peachtree Street, NE

Suite 2300

Atlanta, Georgia 30309

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	January 7, 2014, at 11:00 a.m. Eastern Time
•	Four Seasons Hotel—Ballroom, 75 Fourteenth Street, NE, Atlanta, Georgia
•	The record date is November 12, 2013

Items of Business

Proposal	Board Vote Recommendation	Page Reference (for more information)
1. Elect three directors named in this proxy statement for terms that expire at the annual meeting for the 2016 fiscal year	FOR ALL	21
2. Ratify the appointment of our independent registered public accounting firm for fiscal year 2014	FOR	25
3. Hold an advisory vote to approve named executive officer compensation	FOR	59

Director Nominees

The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) is asking you to elect the three nominees for director named below for terms that expire at the annual meeting for the 2016 fiscal year. The following table provides summary information about the three director nominees. The directors will be elected by a plurality vote. For more information about the director nominees, see page 22.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Gordon D. Harnett	70	Former Chairman, President and Chief Executive Officer, Brush Engineered Materials, Inc. (now known as Materion Corporation)	Leadership, Operational, International	Independent	Compensation, Governance	FY 2016

Robert F. McCullough	71	Former Chief Financial Officer, AMVESCAP PLC (now known as Invesco Ltd.)	Leadership, Financial, Accounting	Independent	Audit (Chair), Governance, Executive	FY 2016

Dominic J. Pileggi	62	Former Chairman and Chief Executive Officer, Thomas & Betts Corporation	Leadership, Industry, Operational, International	Independent	Audit, Governance	FY 2016

Continuing Directors

The following table provides summary information about the six continuing directors whose terms expire at the annual meetings for fiscal years 2014 and 2015. For more information about the continuing directors, see page 23.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Peter C. Browning	72	Managing Director, Peter Browning Partners Board Advisory Services; Former Dean, McColl Graduate School of Business at Queens University of Charlotte	Leadership, Operational, Industry	Independent	Compensation, Governance (Chair), Executive	FY 2014

George C. Guynn	70	Retired President and Chief Executive Officer, Federal Reserve Bank of Atlanta	Leadership, Financial, Accounting	Independent	Audit, Governance	FY 2015

Vernon J. Nagel	56	Chairman, President and Chief Executive Officer, Acuity Brands, Inc.	Leadership, Operational, Strategic, Financial	—	Executive (Chair)	FY 2015

Julia B. North	66	Former President and Chief Executive Officer, VSI Enterprises, Inc.; Former President of Consumer Services, BellSouth Corporation	Leadership, Operational, Labor	Independent	Compensation, Governance	FY 2015

Ray M. Robinson	65	Non-Executive Chairman, Citizens Trust Bank, President Emeritus, East Lake Golf Club	Leadership, Operational	Independent	Compensation (Chair), Governance, Executive	FY 2014

Norman H. Wesley	63	Former Chairman and Chief Executive Officer, Fortune Brands, Inc.	Leadership, Operational, International	Independent	Audit, Governance	FY 2014

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Board is asking you to ratify the selection of Ernst & Young LLP (“E&Y) as our independent registered public accounting firm for the fiscal year ending August 31, 2014. Set forth below is summary information with respect to the fees for services provided to us during the fiscal years ended August 31, 2013 and August 31, 2012. For more information see page 27.

	2013	2012
Fees Billed:
Audit Fees	$2,120,000	$2,125,000
Audit-Related Fees	13,000	104,000
Tax Fees	375,000	177,000

Total	$2,508,000	$2,406,000

Advisory Vote to Approve Named Executive Officer Compensation

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. For more information see page 59.

Executive Compensation Elements

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. The core of our executive compensation philosophy continues to be to “pay for performance” for upper-quartile performance.

Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;
•	Operating profit margin in the mid-teens or higher;
•	Return on stockholders’ equity of 20% or better; and
•	Generation of cash flow from operations less capital expenditures in excess of net income.

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	• Provide variable cash compensation opportunity based on achievement of annual performance goals; and
• Reward individual performance and overall Company performance.
Performance-Based Annual Equity Incentive Award	• Provide variable equity compensation opportunity based on achievement of annual performance goals;

Element of Compensation	Objective

• Reward individual performance and overall Company performance; • Encourage and reward long-term appreciation of stockholder value;
• Encourage long-term retention through three-year and four-year vesting periods for awards; and
• Align interests of executives with those of stockholders.
Post-Termination Compensation	• Encourage long-term retention through pension benefits; and

• Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2013 Key Compensation Decisions

In fiscal 2013, we continued to successfully execute our strategy to extend our leadership position in the North American lighting solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting solutions and the strength of our many sales forces, have allowed us to outperform the markets we serve. In fiscal 2013, we achieved the following:

•	Record net sales of $2.1 billion, an increase of 8.0% compared with fiscal 2012;
•

We continued our investments to both expand our industry-leading product and solutions portfolio and enhance our production, distribution, and customer service and support capabilities. In an effort to help fund these important investments, we completed streamlining activities to improve our efficiency that included the consolidation of our manufacturing footprint and the reduction in headcount through the realignment of responsibilities within various selling, distribution, and administrative departments;

•

Consolidated operating profit margin of 10.6%, down approximately 20 basis points from the year-ago period. Adjusted consolidated operating profit margin, which excludes the impact of $8.5 million of special charges for streamlining activities, $8.4 million of temporary manufacturing inefficiencies related to production moves, and $8.1 million of expense as a result of fraud perpetrated at a freight payment and audit service firm formerly retained by the Company, increased 10 basis points to 11.8% compared with the year-ago period[1];

•

Net income of $127.4 million, an increase of 9.5% compared with fiscal 2012. Adjusted net income, which excludes the special charges for streamlining activities, temporary manufacturing inefficiencies, and expenses associated with the fraud at the freight payment and audit service firm formerly retained by the Company, of $143.1 million increased 11.9% compared with fiscal 2012[1];

•

Diluted earnings per share of $2.95 increased 8.5% compared with fiscal 2012. Adjusted diluted earnings per share, which excludes the special charges for streamlining activities, temporary manufacturing inefficiencies, and expenses associated with the fraud at the freight payment and audit service firm formerly retained by the Company, of $3.31 increased 10.3% compared with fiscal 2012[1];

•	Net cash provided by operating activities of $132.3 million; and
•

We ended fiscal 2013 with a cash balance of over $359.1 million, while investing $40.6 million in capital expenditures and $25.5 million for acquisitions, and paying $22.4 million of dividends to stockholders.

[1]	See page 22 of our Form 10-K for fiscal 2013 for a reconciliation of adjusted consolidated operating profit margin, adjusted net income, and adjusted diluted earnings per share.

At August 31, 2013, the 1, 3, and 5-year annualized total returns on the Company’s common stock exceeded that of each of its respective benchmark indexes as noted in the following table:

	Annualized Total Returns
	1-Year	3-Years	5-Years
Acuity Brands, Inc.	34.3%	31.4%	15.8%
Dow Jones U.S. Electrical Components & Equipment Index	25.1%	24.4%	9.5%
Dow Jones U.S. Building Materials & Fixtures Index	27.2%	28.7%	9.9%
Standard & Poor’s Midcap 400 Index	23.7%	19.7%	9.4%

Based on the comprehensive performance assessment, combined with a review of our financial results, the economic environment, and the competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers:

•

Mr. Reece received a base salary increase in fiscal 2013 to $425,000 from $412,000 and Mr. Black received a base salary increase to $400,000 from $380,000. The increases were based on market data and in recognition of strong company performance in fiscal 2012.

•

Annual cash incentive awards to named executive officers were paid at approximately 50% of target based on the fiscal 2013 performance goals previously approved by the Compensation Committee, adjusted for individual performance factors.

•

Equity incentive awards (granted in October 2013 based upon fiscal 2013 performance) were approved at approximately 107% of target and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Compensation Committee believed offered a total equity incentive opportunity aligned with stockholder interests with the appropriate balance of risk, long-term company stock price performance, and retention.

•

The Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“2002 SERP”) was amended in October 2012 following a competitive assessment of executive retirement benefits which effectively increased participant benefits. Each of our named executive officers participates in the 2002 SERP. The amendments included (a) increasing the monthly benefit multiplier to 2.8% and (b) revising the determination period for average cash compensation to be the average for the three highest consecutive year period during the participant’s service with the Company.

For more information about compensation decisions, see the Compensation Discussion and Analysis on page 30.

2013 Compensation Summary

The following table summarizes the compensation of our chief executive officer, chief financial officer, and our other executive officer, to whom we refer collectively as the named executive officers, for fiscal 2013.

Name	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings	All Other Compen- sation	Total
Vernon J. Nagel	$600,000	$2,000,029	$999,936	$1,000,000	$2,306,138	$52,900	$6,959,003
Richard K. Reece	421,750	666,676	333,238	325,000	952,412	9,180	2,708,256
Mark A. Black	395,000	666,676	333,238	350,000	714,826	9,180	2,468,920

(1)	Represents the grant date fair value of the restricted stock and option awards that were granted on October 23, 2012 under our equity incentive plan for fiscal year 2012 performance.

For more information about the compensation paid, see Executive Compensation on page 47.

2014 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in January 2015 pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8 must be received by July 25, 2014. For more information see page 61.

PROXY STATEMENT

The Board is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 7, 2014. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2013 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or about November 22, 2013. For stockholders who previously made a request to receive a paper copy of the proxy materials, we anticipate that a paper copy of the Proxy Statement, 2013 Annual Report to Stockholders and proxy card will first be mailed on or about November 22, 2013. For stockholders who previously made a request to receive email delivery of the proxy materials, we anticipate that a proxy materials email with instructions on how to access our Proxy Statement and 2013 Annual Report to Stockholders and how to vote over the Internet will first be mailed or emailed on or about November 22, 2013.

All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 12, 2013, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 43,035,402 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2013 Annual Meeting of Stockholders. These officers are Vernon J. Nagel and Richard K. Reece.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel and Richard K. Reece as proxies to vote on your behalf.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2013 Annual Report to Stockholders over the Internet at www.edocumentview.com/AYI. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?

November 12, 2013 is the record date for the annual meeting to be held on January 7, 2014. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet.    You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.

By Telephone.    You may give your voting instructions using the toll-free number listed on your proxy card (if you received a proxy card). This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.

By Mail.    You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.

In Person.    You may vote in person at the annual meeting.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the nominees for director described in this proxy statement;

•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2014; and
•	for the approval, on an advisory basis, of named executive officer compensation;

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 6, 2014;
•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
•	voting in person at the annual meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?

If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.

When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are abstentions and broker non-votes counted?

Broker non-votes will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to a matter that is not “routine.” Because none of the matters contained in this proxy statement other than the ratification of the appointment of the independent registered public accounting firm is considered a

“routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote the shares with respect to such matters and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matters.

The ratification of the appointment of our independent registered public accountants and the advisory vote on named executive officer compensation must each receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. Accordingly, if you abstain from voting on any of such proposals or your broker is unable to vote your shares, it will have the same effect as a vote against such proposal. Abstentions will have no effect on the election of directors.

How are votes tabulated?

According to our By-Laws, each of the proposed items will be determined as follows:

Election of Directors:    The election of directors will be determined by a plurality of votes cast.

Ratification of the Appointment of our Independent Registered Public Accountants:    The ratification of the appointment of our independent registered public accountants will be determined by a majority of votes cast affirmatively or negatively.

Advisory Vote to Approve Named Executive Officer Compensation:    The advisory vote to approve named executive officer compensation will be determined by a majority of votes cast affirmatively or negatively.

Any other matters:    The voting results of any other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone, and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 7, 2014

The proxy statement and annual report are available at

www.edocumentview.com/AYI

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,

GOVERNANCE, AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chairman of the Governance Committee and with members of the Audit Committee as a group by writing to the Chairman of the Audit Committee, each in the care of the Corporate Secretary at our principal executive offices. Our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. All communications will be forwarded promptly by the Corporate Secretary to the appropriate Board member.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Statement of Responsibilities of Committees of the Board (Charters of the Committees)
•	Statement of Rules and Procedures of Committees of the Board
•	Code of Ethics and Business Conduct
•	Foreign Corrupt Practices Compliance Policy
•	Policy Regarding Interested Party Communications with Directors
•	Policy on Stockholder Recommendations for Board of Director Candidates

Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. Our SEC filings are available on our website under “SEC Filings.”

Our proxy materials and annual report are available on our website under “Annual Report/Proxy.”

How are directors nominated?

The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting undergo peer and self-assessment prior to being nominated for reelection.

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, and candidates may be identified through the engagement of an outside search firm, recommendations from independent directors or management, and shareholder recommendations. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Our Corporate Governance Guidelines provide that the Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. The Governance Committee and the Board seeks to have a Board that is diverse in terms of experience across a range of industries and skill sets. In addition, the Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines prohibit a director from serving on more than six public company boards (including our Board) at one time.

Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.

Recommendations for Candidates for Director by Stockholders.    Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our by-laws, each as explained below under “Next Annual Meeting—Stockholder Proposals.”

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees:

Director	Executive	Audit	Compensation	Governance
Vernon J. Nagel	Chairman	—	—	—
Peter C. Browning	X	—	X	Chairman
George C. Guynn	—	X	—	X
Gordon D. Harnett	—	—	X	X
Robert F. McCullough	X	Chairman	—	X
Julia B. North	—	—	X	X
Dominic J. Pileggi	—	X	—	X
Ray M. Robinson	X	—	Chairman	X
Norman H. Wesley	—	X	—	X

During the fiscal year ended August 31, 2013, the Board met four times. All of our directors attended 100% of the total meetings held by the Board and any committee on which the director served during the fiscal year. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

Board Leadership Structure

Mr. Nagel currently holds the positions of Chairman of the Board and Chief Executive Officer, and Mr. Browning serves as our independent Lead Director. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is a member of management, there will be a Lead Director. The Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders.

The Lead Director’s responsibilities are set forth in our Corporate Governance Guidelines. These responsibilities include:

•	Providing oversight to ensure the Board works in an independent, cohesive fashion;
•	Ensuring Board leadership in the absence or incapacitation of the Chairman of the Board;
•	Chairing Board meetings when the Chairman of the Board is not in attendance;
•

Coordinating with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and

•	Developing the agenda for and chairing executive sessions and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions.

In addition, the Lead Director is entitled to request material and receive notice of and attend all meetings of Board committees. The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.

Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors. As described below under “Item 1—Election of Director,” 8 of our 9 directors are independent. In addition, all of the directors on each of the Audit, Compensation,and Governance Committees are independent directors. Each of these committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work.

Our Corporate Governance Guidelines further provide that all non-management directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.

Our company has employed this leadership structure of a combined Chairman and Chief Executive Officer for many years, and we believe that this leadership structure has been effective for us. We believe that having a combined Chairman and Chief Executive Officer, an independent Lead Director, a Board comprised of approximately 90% independent directors who meet regularly in executive session, and independent chairs for the Board’s Audit, Compensation, and Governance Committees provides the best form of leadership for us and our stockholders. The Board believes that our leadership structure promotes unified leadership and direction for the Company, allowing for focus and insight on important strategic initiatives, and clear focus for management to execute our strategy and business plans.

The Board’s Role in Risk Oversight

Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes.

The Audit Committee is specifically charged with the responsibility of meeting periodically with management to discuss policies with respect to financial risk assessment and risk management, including the steps management has taken to monitor and control such risks. The other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers risk in designing the compensation program, with the goal of appropriately balancing annual incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation Committee is included in the “Compensation Discussion and Analysis” later in this Proxy Statement.

In addition to the committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing. At least annually, management prepares for the full Board an enterprise risk management report identifying and evaluating these key risks, and how these risks are being managed. The Board receives updates from management as to material changes to the risk profile or newly identified risks during the year. The Board also receives reports on risk management from the committee chairs.

We believe that our leadership structure, as described above, supports the risk oversight function of the Board. With his in-depth knowledge and understanding of our operations, our Chairman and Chief Executive Officer, Mr. Nagel, is well-positioned to bring key strategic and business issues and risks to the Board’s attention. We have an independent Lead Director and strong independent directors that chair the various committees involved with risk oversight and we encourage open communication between management and directors with respect to risk oversight.

The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2013 fiscal year.

The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange (the “NYSE”). Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditor, the chief financial officer and the general counsel of our lighting business without other management present. The Board has determined that Messrs. Guynn, McCullough, Pileggi, and Wesley satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the NYSE. The Committee held five meetings during the 2013 fiscal year.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that the members of the Committee meet the additional independence requirements applicable to compensation committees under NYSE listing standards. The Committee held five meetings during the 2013 fiscal year.

The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending Corporate Governance Guidelines, recommending and overseeing the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the NYSE. The Committee held four meetings during the 2013 fiscal year.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2013 were Ray M. Robinson, Chairman, Peter C. Browning, Gordon D. Harnett, and Julia B. North. None of these individuals are or ever have been officers or employees of the Company. During the 2013 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or our other directors are affiliated.

COMPENSATION OF DIRECTORS

Non-Employee Directors

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;
•	compensation should align directors’ interests with the long-term interests of stockholders; and
•	the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.

Director Compensation Program for Fiscal 2013

The non-employee director compensation program for fiscal year 2013 provides for an annual director fee in the amount of $180,000, which includes meeting fees for the first six Board meetings and the first six meetings attended for each committee, and an additional fee of $10,000 for serving as chairman of a committee. Non-employee directors receive $2,000 for each Board meeting attended in excess of six Board meetings per year and $1,500 for each committee meeting attended in excess of six committee meetings of each committee per year.

Approximately 45% of the annual director fee, or $80,000, is payable in cash. The cash portion of the annual director fee and any chairman or meeting fees may be deferred into the Deferred Compensation Plan described below. Approximately 55% of the annual director fee, or $100,000, is required to be deferred into deferred stock units in the Deferred Compensation Plan until the director exceeds the stock ownership requirement of five times the annual cash retainer fee (5 x $80,000, or $400,000). Once the stock ownership guideline has been met, non-employee directors may annually elect to receive this portion of the annual director fee in vested stock grants. Stock grants are issued pursuant to the Deferred Compensation Plan.

In addition, when Mr. Pileggi joined the board during fiscal year 2013, he received a stock grant with a value of $20,000 that vests pro rata over three years from the date of grant.

Deferred Compensation Plan

We maintain the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which was approved by stockholders in January 2012. Director fees deferred by non-employee directors are invested in deferred stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. Dividend equivalents on deferred stock units are credited to the interest-bearing account. In September 2012, the Compensation Committee approved an amendment to the Deferred Compensation Plan to provide for grants of vested stock in lieu of mandatory deferral for the non-cash component of the annual director fee if the director’s stock ownership exceeds the stock ownership requirement.

Stock Ownership Requirement

In fiscal year 2013, each non-employee director was subject to a stock ownership requirement that required the director to attain ownership in our common stock valued at $400,000, equal to five times the annual cash retainer fee of $80,000, within four years of joining our Board. For purposes of the ownership requirement, deferred stock units and unvested restricted stock are counted toward the ownership requirement. Each of our non-employee directors that has been a member of our Board for at least four years meets these stock ownership guidelines. See “Beneficial Ownership of the Company’s Securities.”

Director Compensation Table for Fiscal 2013

The following table sets forth information concerning the fiscal year 2013 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter C. Browning	$190,000	$–0–	$190,000
George C. Guynn	180,000	–0–	180,000
Gordon D. Harnett	180,000	–0–	180,000
Robert F. McCullough	190,000	–0–	190,000
Julia B. North	180,000	–0–	180,000
Dominic J. Pileggi	180,000	20,000	200,000
Ray M. Robinson	190,000	–0–	190,000
Norman H. Wesley	180,000	–0–	180,000

(1)

The $80,000 payable to the director in cash along with any chairman or excess meeting fees may be at the election of the director, deferred into either stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. The $100,000 non-cash portion of the annual director fee may, at the election of the director, be granted in vested stock if the director’s stock ownership exceeds the stock ownership requirement. The fees earned in fiscal 2013 were paid as follows:

	Paid as Vested Stock Grants		Paid as Deferred Stock Units
Name	$	#	$	#	Paid in Cash
Peter C. Browning	$–0–	–0–	$100,000	1,382	$90,000
George C. Guynn	75,000	991	25,000	392	80,000
Gordon D. Harnett	–0–	–0–	100,000	1,382	80,000
Robert F. McCullough	–0–	–0–	100,000	1,382	90,000
Julia B. North	75,000	991	25,000	392	80,000
Dominic J. Pileggi	–0–	–0–	100,000	1,382	80,000
Ray M. Robinson	75,000	991	25,000	392	90,000
Norman H. Wesley	–0–	–0–	100,000	1,382	80,000

(2)

On September 28, 2012, the date he joined our Board, Mr. Pileggi received a grant of 316 shares of restricted stock that vests pro rata over three years. The number of shares was determined by dividing the intended value of $20,000 by the closing price of our stock on the date of grant of $63.29, and rounding down to the nearest whole share.

The aggregate number of outstanding stock awards at August 31, 2013 was 927 for each of Messrs. Browning, Guynn, Harnett, McCullough, and Robinson and Ms. North, 316 for Mr. Pileggi and 1,038 for Mr. Wesley. The aggregate number of outstanding option awards at August 31, 2013 was 3,630 for each of Messrs. Browning and McCullough and Ms. North, and 1,815 for Mr. Robinson.

Prior to January 2007, we granted the non-employee directors stock options for the purchase of 1,500 shares of common stock on the day of the annual meeting. The options vested after one year, are exercisable for ten years, and expire at the earlier of ten years from the date of grant or three years following retirement from the Board.

(3)	The only perquisite received by directors is a company match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of November 12, 2013, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock. None of our executive officers holds any of our stock subject to pledge. Of our non-employee directors, only one holds a nominal amount of our stock subject to pledge.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
Mark A. Black	22,276	*	–0–
Peter C. Browning	4,206	*	21,780
George C. Guynn	3,083	*	7,411
Gordon D. Harnett	2,981	*	11,260
Robert F. McCullough	4,206	*	18,974
Vernon J. Nagel	693,882	1.6%	–0–
Julia B. North	6,256	*	25,116
Dominic J. Pileggi	316	*	1,626
Richard K. Reece	236,523	*	–0–
Ray M. Robinson (6)	3,626	*	30,257
Norman H. Wesley	8,225	*	3,717
All directors and executive officers as a group (11 persons)	985,580	2.3%	120,141
T. Rowe Price Associates, Inc. (7)	6,284,547	14.6%	N/A
BlackRock, Inc. (8)	3,071,423	7.1%	N/A
The Vanguard Group (9)	2,302,123	5.3%	N/A
Columbia Wanger Asset Management, LLC (10)	2,271,850	5.3%	N/A

*	Represents less than one percent of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)

Includes shares that may be acquired within 60 days of November 12, 2013 upon the exercise of employee and director stock options, as follows: Mr. Browning, 1,815 shares; Mr. McCullough, 1,815 shares, Mr. Nagel, 416,185 shares; Ms. North, 3,630 shares; Mr. Reece, 128,437 shares; and all current directors and executive officers as a group, 551,882 shares.

(3)

Includes time-vesting restricted shares granted under our Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan, portions of which vest in January 2014 and 2015, September 2014 and 2015, and October 2014, 2015, 2016, and 2017. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Black, 22,276 shares; Messrs. Browning, Guynn, Harnett, McCullough and Robinson and Ms. North, 927 shares; Mr. Nagel, 75,380 shares; Mr. Pileggi, 210 shares; Mr. Reece, 27,946 shares; Mr. Wesley, 1,038 shares; and all current directors and executive officers as a group, 132,412 shares.

(4)	Based on aggregate of 43,036,134 shares of Acuity Brands common stock issued and outstanding as of November 14, 2013.

(5)

Includes share units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plans. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)	Mr. Robinson holds 1,000 of his shares subject to pledge.

(7)

This information is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, on February 11, 2013 containing information as of December 31, 2012.

(8)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, on February 8, 2013 containing information as of December 31, 2012.

(9)

This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355 on February 22, 2013 containing information as of December 31, 2012.

(10)

This information is based on a Schedule 13G filed with the SEC by Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606 on February 14, 2013 containing information as of December  31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers, and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the NYSE, and us. All filings were timely during fiscal year 2013, except that, due to an administrative error by the Company, the Form 4 for Mr. Browning’s October  4, 2012 option exercise was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.

Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We annually request each director to verify and update the following information:

—	a list of entities where the director is an employee, director, or executive officer;
—	each entity where an immediate family member of a director is an executive officer;
—	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
—	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director, or trustee.

We compile a list of all such persons and entities. The list is reviewed and updated and then distributed within the Company to identify potential transactions through comparison to ongoing transactions along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships, or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.

Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.

Management also follows additional procedures to identify related party transactions. These procedures are not evidenced in writing, but are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees.

With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board is responsible for supervising the management of the Company. The Board has determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in our Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance”), and a finding of no other material relationships.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at nine.

The terms for three of our directors, Gordon D. Harnett, Robert F. McCullough, and Dominic J. Pileggi, expire at this annual meeting. Messrs. Harnett, McCullough, and Pileggi have been nominated for re-election at the annual meeting. If elected, they will hold office for three-year terms expiring at the annual meeting for fiscal year 2016 or until their successors are elected and qualified.

In addition, our Corporate Governance Guidelines provide that directors will not be nominated for election after their 72nd birthday and are expected to offer to resign as of the annual meeting following their 72nd birthday. The term of Mr. Browning, who is 72 years old, expires at the annual meeting for 2014. Pursuant to the Guidelines, and in advance of the annual meeting, Mr. Browning offered his resignation for consideration by the Board at its October 2013 meeting. After due consideration, the Board determined that it was in the best interests of the Company and its stockholders to allow Mr. Browning to continue to serve beyond his 72nd birthday.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

The three director nominees listed below are currently directors of the Company. The following is a brief summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.

Director Nominees for Terms Expiring at the 2016 Annual Meeting

GORDON D. HARNETT

¡	70 years old
¡	Director since January 2009
¡	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. (now known as Materion Corporation) from 1991 until May 2006
¡

Senior Vice President of The B.F. Goodrich Company (“Goodrich”) from 1988 to 1991; President and Chief Executive Officer of Tremco Inc., a wholly owned subsidiary of Goodrich, from 1982 to 1988; series of senior executive positions with Goodrich from 1977 to 1982

¡	Director: EnPro Industries, Inc. (Non-executive Chairman) and PolyOne Corporation (Lead Director)
¡	Previous Directorships: Brush Engineered Materials, Inc. and The Lubrizol Corporation
¡	Member of the Compensation and Governance Committees of the Board
¡

Mr. Harnett’s knowledge of the manufacturing industry, leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation and broad understanding of international operations gained through senior leadership positions, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2016

ROBERT F. McCULLOUGH

¡	71 years old
¡	Director since March 2003
¡	Former Chief Financial Officer of AMVESCAP PLC (now known as Invesco Ltd.) from April 1996 to May 2004 and Senior Partner from May 2004 until he retired in December 2006
¡	Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996
¡	Certified Public Accountant
¡	Member of the American Institute and the Georgia Society of Certified Public Accountants
¡	Director: Primerica, Inc. and Schweitzer-Mauduit International, Inc.
¡	Previous Directorships: Comverge, Inc. and Mirant Corporation
¡	Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board
¡

Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2016

DOMINIC J. PILEGGI

¡	62 years old
¡	Director since September 2012
¡	Chairman of Thomas & Betts Corporation from 2006 to 2013; Thomas & Betts Corporation was acquired by ABB Ltd. in May 2012
¡

Chief Executive Officer of Thomas & Betts from January 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President—Electrical Products (2000 to 2003)

¡	Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000
¡	Former Chairman of the Board of Governors of the National Electrical Manufacturers Association
¡	Director: Viasystems Group
¡	Previous Directorships: Exide Corporation and Lubrizol Corporation
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Pileggi’s operational, manufacturing, marketing and strategic expertise from his more than 20 years in the electrical products industry, including his experience as the Chief Executive Officer of a global public company servicing multinational industrial businesses, and his significant corporate governance knowledge from service on other public company boards, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2016

The Board of Directors recommends that you vote FOR the three director nominees.

Continuing Directors with Terms Expiring at the 2014 or 2015 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

PETER C. BROWNING

¡	72 years old
¡	Director since December 2001
¡	Managing Director of Peter Browning Partners Board Advisory Services since 2010
¡	Lead Director of Nucor Corporation from 2006 to 2013 and Non-executive Chairman of Nucor Corporation from September 2000 to 2006
¡	Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005
¡	Executive of Sonoco Products Company from 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000
¡	Chairman and CEO of National Gypsum from 1990 to 1993
¡	Director: EnPro Industries, Inc., Lowe’s Companies, Inc., and Nucor Corporation
¡	Previous Directorships: Wachovia Corporation and The Phoenix Companies, Inc.
¡	Lead Director, Chairman of the Governance Committee, and a member of the Compensation and Executive Committees of the Board
¡

Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies servicing individual and consumer businesses, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the manufacturing industry gained from senior leadership positions and board service qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2014

GEORGE C. GUYNN

¡	70 years old
¡	Director since March 2008
¡	President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1995 to 2006 and Chief Operating Officer from 1983 to 2005
¡	Director: Genuine Parts Company and Oxford Industries, Inc.
¡	Trustee: Ridgeworth Investments
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Guynn’s significant financial and accounting knowledge, deep understanding of economic trends impacting the U.S. and global economy and our industry, experience with governmental relations and regulatory issues, and service on other public company boards, including extensive service on the audit committees of other public companies, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2015

VERNON J. NAGEL

¡	56 years old
¡	Director since January 2004
¡	Chairman and Chief Executive Officer of the Company since September 2004; President since August 2005
¡	Vice Chairman and Chief Financial Officer from January 2004 through August 2004 and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
¡	Certified Public Accountant (inactive)
¡	Serves on the Governance Board of the National Electrical Manufacturers Association and the Board of the Industry Data Exchange Association
¡	Chairman of the Executive Committee of the Board
¡

Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, unique understanding of our strategies and operations, and extensive financial and accounting expertise gained through his senior leadership positions with the Company qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2015

JULIA B. NORTH

¡	66 years old
¡	Director since June 2002
¡	President and Chief Executive Officer of VSI Enterprises, Inc. from November 1997 to July 1999
¡	Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services
¡	Director: Community Health Systems, Inc. and Lumos Networks Corp.
¡	Previous Directorships: Simtrol, Inc., Winn-Dixie Stores, Inc., MAPICS, Inc., and NTELOS Holdings Corp.
¡	Member of the Compensation and Governance Committees of the Board
¡

Ms. North’s operational expertise in marketing and consumer service gained through senior executive positions, service as a director on other public company boards, and experience across a wide range of complex industries, including at companies with large labor intensive-workforces, qualify her to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2015

RAY M. ROBINSON

¡	65 years old
¡	Director since December 2001
¡	Non-executive Chairman of Citizens Trust Bank since May 2003
¡	President of Atlanta’s East Lake Golf Club from May 2003 to December 2005 and President Emeritus since December 2005
¡	Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and Vice Chairman since January 2005
¡	President of the Southern Region of AT&T Corporation from 1996 to May 2003
¡	Director: Aaron’s Inc., American Airlines, Avnet, Inc. (Lead Director), and Citizens Trust Bank (trading as Citizens Bancshares)
¡	Previous Directorships: Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc.
¡	Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
¡

Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2014

NORMAN H. WESLEY

¡	63 years old
¡	Director since January 2011
¡

Chairman of Fortune Brands, Inc. (“Fortune”) from December 1999 to September 2008; served as Chief Executive Officer from December 1999 to December 2007; also served in a series of senior executive positions with Fortune from 1984 to 1999

¡	Director: ACCO Brands Corporation, Fortune Brands Home & Security, Inc., and Green Mountain Coffee Roasters, Inc. (Chairman)
¡	Previous Directorships: R.R. Donnelly & Sons Company, Pactiv Corporation, and Fortune Brands, Inc.
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Wesley’s operational and strategic expertise from more than 20 years of experience as a senior executive, including eight years of experience as Chairman and Chief Executive Officer of a multinational corporation with various brands serving multiple sales channels, as well as his service on other public company boards qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2014

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of E&Y as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2014. E&Y has performed this function for us since 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2013 and fiscal year 2012 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal year 2013.

The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management to discuss the audited financial statements in the Company’s Annual Report on Form 10-K, including the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee received from the independent registered public accounting firm the required written disclosures regarding its independence and the report regarding the results of its integrated audit. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered whether the non-audit services provided by them during fiscal 2013 were compatible with the independent registered public accounting firm’s independence.

The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended August 31, 2013 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the audited financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013 for filing with the SEC.

AUDIT COMMITTEE

Robert F. McCullough, Chairman

George C. Guynn

Dominic J. Pileggi

Norman H. Wesley

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2013 and 2012:

	2013	2012
Fees Billed:
Audit Fees	$2,120,000	$2,125,000
Audit-Related Fees	13,000	104,000
Tax Fees	375,000	177,000

Total	$2,508,000	$2,406,000

Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audit of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees for 2012 include amounts billed to us primarily for the annual audits of our domestic defined contribution plans. Audit-Related Fees for 2013 include amounts billed to us for procedures to provide a consent to incorporate our 2012 report by reference in our 2013 domestic defined contribution plans’ audited financial statements, the audit of which was completed by another independent registered public accounting firm.

Tax Fees include amounts billed to us primarily for international tax compliance in fiscal years 2013 and 2012.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Continuing Directors with Terms Expiring at the 2014 or 2015 Annual Meetings.”

Other executive officers as of the date of this Proxy Statement are:

Name and Principal Business Affiliations

RICHARD K. REECE

¡	57 years old
¡	Executive Vice President of the Company since September 2006; Senior Vice President from December 2005 to September 2006; and Chief Financial Officer since December 2005
¡	Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
¡	President of Belden’s Communications Division from June 1999 to April 2002
¡	Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
¡	Certified Public Accountant
¡	Member of the American Institute and the Texas Society of Certified Public Accountants
¡	Serves on the Board of the National Association of Manufacturers

MARK A. BLACK

¡	52 years old
¡	Executive Vice President of the Company since January 2013; Executive Vice President of Acuity Brands Lighting, Inc. since December 2007
¡	Senior Vice President, Acuity Business Systems for Acuity Brands, Inc. from September 2006 to December 2007
¡	Independent consultant for ‘Lean’ principles and implementation from September 2003 to August 2006
¡	President of CPM, Inc. from December 2000 to August 2003

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2013 for filing with the SEC.

COMPENSATION COMMITTEE

Ray M. Robinson, Chairman

Peter C. Browning

Gordon D. Harnett

Julia B. North

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes the material elements of the fiscal 2013 compensation program for the named executive officers listed in the Summary Compensation Table. We first provide a highlight of key compensation considerations for fiscal 2013. We then give a business update and describe in more detail our executive compensation philosophy, the overall objectives of our compensation program, and each element of compensation that we provide. Finally, we describe the key factors the Compensation Committee considered in determining fiscal 2013 compensation for the named executive officers.

For fiscal 2013, our named executive officers are:

—	Vernon J. Nagel, Chairman, President and Chief Executive Officer;
—	Richard K. Reece, Executive Vice President and Chief Financial Officer; and
—	Mark A. Black, Executive Vice President

Key Compensation Considerations for Fiscal 2013

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles, and shareholder interests and concerns. The core of our executive compensation philosophy is “pay for performance” for upper-quartile performance.

In making compensation decisions, the Compensation Committee took into account the level of achievement of the financial performance measures (adjusted diluted earnings per share, adjusted consolidated operating profit margin and adjusted cash flow) as well as a number of other factors, including:

—	Return on stockholders’ equity in excess of cost of capital;
—

Solid execution of our annual business plan and progress on achieving key strategic goals, such as exceeding the growth rate of our end markets, expanding our industry-leading portfolio of innovative products and solutions, enhancing our customer service and support capabilities, and streamlining operations to improve our efficiency that included the consolidation of our manufacturing footprint and the reduction in headcount through the realignment of responsibilities within various selling, distribution, and administrative departments;

—	Continued focus on leadership development and performance management processes; and
—

Positive total shareholder returns (“TSR”) over the various 1, 3 and 5-year periods, as well as comparisons to the Dow Jones U.S. Electrical Components & Equipment Index, the Dow Jones U.S. Building Materials & Fixtures Index, and the Standard & Poor’s Midcap 400 Index.

Fiscal 2013 diluted earnings per share increased 8.5% over the prior year while adjusted diluted earnings per share, which excludes special charges for streamlining activities, temporary manufacturing inefficiencies, and expenses associated with the fraud at the freight payment and audit service firm formerly retained by the Company, increased 10.3% over the prior year.2 The adjusted financial performance measures excluded special charges for streamlining activities net of realized savings, unbudgeted costs which related primarily to expenses associated with the fraud at the freight payment and audit service firm formerly retained by the Company, impact from fiscal 2013 acquisitions, and impact from a change in the United Kingdom (“U.K.”) corporate tax rate.

[2]	See page 22 of our form 10-K for fiscal 2013 for a reconciliation of adjusted diluted earnings per share for fiscal 2013 and 2012.

At August 31, 2013, the 1, 3, and 5-year annualized total returns on the Company’s common stock exceeded that of each of its respective benchmark indexes as noted in the following table:

	Annualized Total Returns
	1-Year	3-Years	5-Years
Acuity Brands, Inc.	34.3%	31.4%	15.8%
Dow Jones U.S. Electrical Components & Equipment Index	25.1%	24.4%	9.5%
Dow Jones U.S. Building Materials & Fixtures Index	27.2%	28.7%	9.9%
Standard & Poor’s Midcap 400 Index	23.7%	19.7%	9.4%

Based on this comprehensive performance assessment, combined with a review of the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers for fiscal 2013:

—

Mr. Reece received a base salary increase to $425,000 from $412,000 and Mr. Black received a base salary increase to $400,000 from $380,000. The increases were based on market data and in recognition of strong company performance in fiscal 2012.

—

Annual cash incentive awards to named executive officers were paid at approximately 50% of target based on the fiscal 2013 performance goals previously approved by the Compensation Committee, adjusted for their individual performance factor.

—

Equity incentive awards (granted in October 2013 based upon fiscal 2013 performance) were approved at 107% of target and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with shareholder interests with the appropriate balance of risk, long-term company stock price performance, and retention.

—

The Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“2002 SERP”) was amended in October 2012 following a competitive assessment of executive retirement benefits which effectively increased participant benefits. Each of our named executive officers participates in the 2002 SERP. The amendments included (a) increasing the monthly benefit multiplier to 2.8% and (b) revising the determination period for average cash compensation to be the average for the three highest consecutive year period during the participant’s service with the Company.

The Compensation Committee undertook its annual risk assessment of our compensation program for fiscal 2013. The Committee concluded that the program does not encourage management to take excessive risks that may have a material impact on the Company, and that the program serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.

The Compensation Committee considered the independence of its compensation consultant and determined that its consultant is independent and that no conflicts of interest were raised.

Our insider trading policy prohibits our employees, officers, and directors from hedging their ownership of Acuity Brands stock. None of our executive officers holds any of our stock subject to pledge.

Consideration of “Say on Pay” Voting Results

The Compensation Committee considered the results of the stockholder “say on pay” vote at our 2012 annual meeting in making compensation decisions for fiscal 2013. Because over 98% of votes cast for or against the proposal approved our compensation program as described in our 2012 proxy statement, the Compensation Committee believes that stockholders support our pay for performance policies. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for fiscal 2013.

Business Update

In fiscal 2013, we continued to successfully execute our strategy to extend our leadership position in the North American lighting solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting solutions and the strength of our many sales forces have allowed us to outperform the markets we serve. Our solid growth is due in large part to our focused strategy to diversify our portfolio to be less reliant on new building construction and more focused on growing portions of the market, including renovation and lighting control solutions that enhance the visual environment while optimizing energy usage.

Fiscal 2013 net sales rose 8.0% to a record $2.1 billion. Operating profit for fiscal 2013 was $221.5 million compared with $208.0 million for the year-ago period. Net income for fiscal 2013 was $127.4 million compared with $116.3 million for fiscal 2012. Diluted earnings per share for fiscal 2013 and 2012 were $2.95 and $2.72, respectively. Excluding the impact of special charges for streamlining activities, temporary manufacturing inefficiencies, and expenses associated with the fraud at the freight payment and audit service firm formerly retained by the Company, adjusted operating profit was $246.5 million, or 11.8% of net sales, which is a 10 basis point improvement over the prior year.3 Excluding the impact of special charges for streamlining activities, temporary manufacturing inefficiencies, and expenses associated with the fraud at the freight payment and audit service firm formerly retained by the Company, adjusted earnings per share increased to $3.31, a 10.3% increase over the prior year.3

In fiscal 2013, we generated $132.3 million in net cash from operating activities and $91.7 million in free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment). Additionally, we ended fiscal 2013 with a cash balance of over $359.1 million, while investing $40.6 million in capital expenditures and $25.5 million for acquisitions and paying $22.4 million of dividends to stockholders.

On the strategic front, we accomplished a number of items in fiscal 2013. We continued to focus on extending our leadership position in North America, while diversifying our product portfolio and expanding our channels to market, making us less reliant on new construction. We continued to invest in areas representing significant future growth potential, including the continued rapid introduction of innovative and energy-efficient luminaires and lighting control solutions and acquisitions of eldoLAB Holding B.V. and Adura Technologies, as well as the enhancement of our production, distribution, and customer service and support capabilities. In an effort to help fund these important investments, we completed streamlining activities to improve our efficiency that included the consolidation of our manufacturing footprint and the reduction in headcount through the realignment of responsibilities within various selling, distribution, and administrative departments.

Compensation Design and Philosophy

The executive compensation program is designed to:

—	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
—	Provide rewards to executives who create value for stockholders;
—	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
—	Provide a framework for the fair and consistent administration of pay policies.

We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in

[3]	See page 22 of our form 10-K for fiscal 2013 for a reconciliation of adjusted operating profit, adjusted operating profit margin, and adjusted diluted earnings per share for fiscal 2013 and 2012.

the case of Mr. Nagel), plus significant at-risk performance-based variable annual cash and equity incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy:

—	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;
—	An appropriate balance should be struck between the focus on achievement of annual goals and the focus on encouraging long-term growth of the company so as to appropriately balance risk;
—

Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and

—	Management should focus on the long-term interests of all stakeholders, including stockholders.

Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Cash Incentive Plan.

Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

—	Annual growth in earnings per share of 15% or greater;
—	Operating profit margin in the mid-teens or higher;
—	Return on stockholders’ equity of 20% or better; and
—	Generation of cash flow from operations less capital expenditures in excess of net income.

As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper-quartile compensation for upper-quartile performance.

In implementing our compensation philosophy, we emphasize the significant amount of “pay for performance” factored into the total direct compensation mix (base salary and annual cash and equity incentive awards) of our named executive officers with expectations for sustained long-term upper-quartile Company performance. Each executive officer’s total direct compensation opportunity is therefore subject to considerable leverage—median or lower fixed pay in the form of base salary coupled with a wide range of possible outcomes with respect to annual cash and equity incentive compensation driven by performance.

An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual cash and equity incentive award targets are structured to provide an opportunity for him to earn annual cash and equity-based compensation at the upper quartile of competitive compensation as compared to the peer group, if upper quartile levels of performance are achieved. Because we review our business plans annually and we have significant ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.

Compensation Risk Analysis

Because performance-based incentives play a large role in our overall executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways:

—	The various financial performance measures that are set under our annual cash and equity incentive award plans are balanced and based upon budgeted levels that are reviewed and approved by the Board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.
—

Awards under the equity incentive plan are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards mitigates against unnecessary or excessive risk taking.

—	The Annual Cash Incentive Plan and the Equity Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible employees in a fiscal year.
—

Because the value of the equity awards are best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

After reviewing with management the design of our compensation programs, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2013, the Compensation Committee engaged the compensation consulting firm of Pay Governance LLC (“Pay Governance”). Pay Governance provides no additional consulting services to us.

The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Pay Governance performed the following services for the Compensation Committee in fiscal 2013, in addition to preparation for and attendance at meetings of the Compensation Committee:

—	Provided peer group and market pricing analysis for the chief executive officer and the other named executive officers;
—	Throughout the year, provided the Compensation Committee with assistance and support on various issues, including updates related to evolving governance trends; and
—	Reviewed the draft proxy statement and provided drafting input and disclosure suggestions.

The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.

In September 2013, the Compensation Committee considered the independence of Pay Governance. The Compensation Committee requested and received a letter from Pay Governance addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee reviewed these factors and concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.

Market Data

The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses. For fiscal 2013, the Committee requested that Pay Governance perform this comparison, and Pay Governance provided compensation data for purposes of the chief executive officer’s compensation review and for the other named executive officers.

For purposes of analyzing named executive officer compensation, at the request of the Compensation Committee, Pay Governance undertook a review of our peer group and presented to the Compensation Committee recommendations for certain changes to the peer group. Pay Governance compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent, with a particular focus on ensuring industry-representative peers. Pay Governance developed a list of recommended peer companies based upon an assessment of each company’s industry, annual revenues, market capitalization, one-year and three-year levels of historical profitability, and one-year and three-year levels of historical total shareholder returns. The Compensation Committee reviewed the recommendations of the consultant and approved the list of peer companies.

The peer group is comprised of the following list of 16 companies and includes primarily industrial machinery, electrical components and equipment, and building products companies with size and financial characteristics generally comparable to us:

Actuant Corporation	Graco Inc.
AMETEK Inc.	Hubbell Incorporated
A. O. Smith Corp.	Lincoln Electric Holdings, Inc.
Armstrong World Industries, Inc.	Regal Beloit Corporation
Belden Inc.	Roper Industries, Inc.
Brady Corp.	Steelcase, Inc.
Carlisle Companies, Inc.	The Toro Company
EnerSys	Valmont Industries, Inc.

One company that had been part of our peer group in fiscal 2012, Cooper Industries PLC, was eliminated as it was acquired during 2013.

General Compensation Levels

The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.

In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.

Weighting and Selection of Elements of Compensation

The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to annual cash and equity incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is based on performance for senior executives, actual amounts earned depend on annual company performance as well as individual performance.

The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of equity incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.

Equity incentives historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan.

Elements of Executive Compensation

We typically structure our executive compensation program using the following compensation elements:

—	Base salary;
—	Performance-based annual cash incentive awards;
—	Performance-based annual equity incentive awards; and
—	Post-termination compensation (retirement benefits as well as severance and change in control arrangements).

The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.

The objective for each element of compensation is described below.

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience, and responsibility.
Performance-Based Annual Cash Incentive Award	• Provide variable cash compensation opportunity based on achievement of annual performance goals; and
• Reward individual performance and overall company performance.
Performance-Based Annual Equity Incentive Award	• Provide variable equity compensation opportunity based on achievement of annual performance goals;
• Reward individual performance and overall company performance;
• Encourage and reward long-term appreciation of stockholder value;

Element of Compensation	Objective
• Encourage long-term retention through three-year and four-year vesting periods for awards; and
• Align interests of executives with those of stockholders.
Post-Termination Compensation	• Encourage long-term retention through pension benefits; and

• Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary

The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile, although it is set much lower in the case of Mr. Nagel, as described below. For the named executive officers, the Compensation Committee considers the peer group data described above in determining market levels.

In accordance with our pay for performance philosophy, Mr. Nagel’s salary of $600,000 is in the bottom quartile of the peer group and has not been increased since 2004. For fiscal 2013, Mr. Reece received a base salary increase to $425,000 from $412,000 and Mr. Black received a base salary increase to $400,000 from $380,000. The increases were based on market data and in recognition of strong company performance in fiscal 2012.

Incentive Compensation Programs

As part of our “pay for performance” philosophy, a substantial portion of our named executive officers’ total compensation opportunity is provided in the form of annual incentive awards consisting of two performance-based elements: cash and equity.

—

Annual cash incentive awards are earned only if we achieve specific annual company and individual performance objectives, which we believe focuses our executives’ efforts on company results that directly impact our stock price and link individual performance to our long-term strategic plan.

—

Annual equity incentive awards are earned only if we achieve specific annual company performance goals. The equity awards have three or four year vesting schedules designed to align executive compensation with long-term stockholder interests. The extended vesting schedule for the equity awards mitigates against unnecessary or excessive risk.

Each of these incentive compensation programs, including the specific company performance goals for each program for fiscal 2013, is described in more detail below.

Annual Cash Incentive Awards

Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Annual cash incentive awards are made under the Acuity Brands, Inc. 2012 Management Cash Incentive Plan (the “Annual Cash Incentive Plan”), which was approved by stockholders at the January 2013 annual meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.

At the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of company financial performance for the fiscal year are also determined. The actual award earned is based on the results of our financial performance for the fiscal year. The actual award earned is then subject to the application of negative discretion by the Compensation Committee. The Committee takes into account individual performance for the fiscal year in applying the negative discretion.

Financial Performance—General

At the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target, and maximum levels, which determine payouts. Approximately 800 salaried associates participate in the Annual Cash Incentive Plan. For most participants, achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor. However, for the named executive officers, achieving target financial performance would yield an award of 200% of the target amount, which is then subject to the application of negative discretion by the Compensation Committee. The target and maximum levels are structured this way for certain senior executives to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below).

Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.

When deciding what company financial measures to use at the start of a fiscal year and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Compensation Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures. The financial measures are chosen from an array of possible financial measures included in the Annual Cash Incentive Plan.

Fiscal 2013 Financial Performance Measures and Weighting

The performance measures and weighting for fiscal 2013 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2013, based on long-term upper quartile performance measures for mid-to-large cap companies. These performance measures and weightings are consistent with those selected by the Compensation Committee for fiscal 2012.

Performance Measure	Weighting
Adjusted diluted earnings per share	34%

Adjusted consolidated operating profit margin	33%

Adjusted cash flow	33%

Performance measures are calculated as follows:

—	Adjusted diluted earnings per share is computed by dividing net income available to common shareholders by diluted weighted average number of shares and adjusted as described below.
—	Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted as described below.
—

Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and adjusted as described below.

Each of the performance measures are adjusted to exclude the impact of: (i) streamlining activities efforts and asset impairments, (ii) distortive effect of acquisitions, (iii) significant changes in foreign currency, (iv) changes in tax law or rate, and (v) any other unusual, nonrecurring cost, expense, gain or loss that is separately identified and quantified in the our financial statements or in management’s discussion and analysis of financial performance appearing in our Annual Report on Form 10-K.

Individual Performance

Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by:

—	Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and
—	Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.

The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. They include objectives that are common across all executives, and objectives specific to each individual’s role at our company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including each named executive officer, is given an individual performance management process (“PMP”) rating (a “PMP Rating”), which is translated to a PMP Payout Percentage.

The maximum PMP Payout Percentage that can be earned by participants in the plan is 140%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2013.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Exceptional	110%	140%
Superior	85%	125%
Commendable	70%	110%
Fair	0%	70%
Unacceptable	0%	0%

Determination of Award

The level of financial performance is determined after the end of the fiscal year based on actual company results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the Annual Cash Incentive Plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary x (Annual Cash Incentive Target % x Financial Performance Payout %) x PMP Payout %

The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2013, they were as follows: Mr. Nagel—200%; Mr. Reece—80%; and Mr. Black—80%. The target percentage represented an increase from 150% for Mr. Nagel in fiscal 2012 and from 65% for Messrs. Reece and Black in fiscal 2012. The increases were based on a review of market data and in recognition of our outstanding fiscal 2012 performance.

The Financial Performance Payout Percentage at target is 100% for most participants in the Annual Cash Incentive Plan. For the named executive officers, the Financial Performance Payout Percentage at target is 200%. The greater percentage is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

For example, for Mr. Nagel the calculation for his annual cash incentive award, assuming that company performance was at target and that he received an actual PMP Rating of “superior” equivalent to a PMP Payout Percentage of 100%, would be as follows:

$600,000  x  (200%  x  200%)  x  100%  =  $2,400,000

The Compensation Committee then determines the final award by applying negative discretion as it considers appropriate in accordance with the requirements of Section 162(m) of the Code.

Fiscal 2013 Annual Cash Incentive Award

Our Compensation Committee sets performance levels at threshold, target, and maximum based on annual growth data that correlate to the long-term financial performance of mid-to-large cap companies. The “target” performance level set under the plan required that the annual growth in our financial performance be at the 50th percentile level as historically demonstrated by mid-to-large cap companies with the objective of providing target total compensation at the industry median-level. Awards in excess of target were designed to correspond with levels of growth demonstrated by mid-to-large cap companies. In order to achieve upper-quartile total compensation, annual growth in our financial performance should be consistent with upper-quartile levels of growth demonstrated by mid-to-large cap companies. These performance levels differ from our annual operating plan. For example, the target level of performance set under the 2013 Annual Cash Incentive Plan was lower than our fiscal 2013 annual operating plan. The maximum award is designed to reward only exceptional performance.

($ millions, except earnings per share)	Weighting	Performance Objectives			Fiscal 2013 Performance(1)
		Threshold	Target	Maximum
Performance Measures (2)
Adjusted diluted earnings per share (from continuing operations)	34%	$2.91	$3.19	$3.94	$3.22
Adjusted consolidated operating profit margin	33%	11.5%	11.8%	12.6%	11.5%
Adjusted cash flow	33%	$132	$144	$176	$113

(1)

The adjusted financial information that we use to determine performance under our incentive plans differs from the adjusted financial information that we report in our financial statements, as we adjust (add or subtract) for various items that may or may not be included in the adjusted financial information that we report in our financial statements. For fiscal 2013, performance results were adjusted for the exclusion of special charges for streamlining activities net of realized savings, unbudgeted expense associated with the fraud at the freight payment and audit service firm formerly retained by the Company, distortive impact from fiscal 2013 acquired businesses, and impact from change in the U.K. corporate tax rate. We did not adjust for the temporary manufacturing inefficiencies associated with the closing of the Cochran production facility.

(2)	As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2013 awards for the named executive officers.

In October 2013, based on the Compensation Committee’s certification of performance with respect to fiscal 2013 annual cash incentive targets using information prepared by the company’s finance department, the Board approved the Compensation Committee’s recommendations with respect to fiscal 2013 annual cash incentives for the named executive officers. The named executive officers earned awards at approximately 50% of target. The following table outlines the threshold, target, maximum, and actual 2013 awards earned under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2013 as a dollar amount (in thousands).

($ in thousands) Named Executive Officer	Annual Incentive Target %	Threshold ($)	Target ($)	Maximum ($)		Actual 2013 Annual Incentive Award Earned ($)(2)
Vernon J. Nagel	200	0	2,400	6,000	(1)	1,000
Richard K. Reece	80	0	680	2,856		325
Mark A. Black	80	0	640	2,688		350

(1)	The maximum award for Mr. Nagel is capped by the Annual Cash Incentive Plan’s limit of a $6.0 million maximum award payable to an individual participant for any fiscal year.

(2)	Reflects application of negative discretion by the Compensation Committee in determining the final awards.

Based on the achievement of Company performance measures and their PMP Ratings, Messrs. Nagel, Reece, and Black were eligible to receive annual cash incentive awards of $1,656,500, $419,100 and $394,400, respectively. As expected, the Compensation Committee exercised negative discretion to reduce the amount of the awards as shown in the table above.

As part of our overall “pay for performance” philosophy, we maintain an annual discretionary incentive plan covering all salaried associates who are not eligible to participate in the Annual Cash Incentive Plan. The incentive plan is designed to reward growth and operating profit. Based on the achievement of company performance measures, an earned payout was attained in the amount of approximately 2.4% of annual base compensation for all salaried associates not eligible to participate in the Annual Cash Incentive Plan.

Annual Equity Incentive Awards

A substantial portion of the total direct compensation of our named executive officers is delivered in the form of annual equity awards, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of an annual company financial target and individual performance ratings.

Since 2008, awards have been made under the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan (“2007 Plan”), which was approved by stockholders at the January 2008 annual meeting. At the January 2013 annual meeting, stockholders approved the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Equity Incentive Plan,” “EIP,” or “2012 Plan”) to replace the 2007 Plan. Fiscal 2012 equity awards were made under the 2007 Plan. Beginning in fiscal 2013, awards are made under the 2012 Plan.

The purpose of the EIP is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The EIP creates a pool of equity available for annual grants to all eligible associates, including the named executive officers. In fiscal 2013, there were approximately 200 eligible participants in the EIP. The Compensation Committee believes that awards under the EIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.

At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the EIP are based, from the range of performance measures contained in the EIP. Specific performance goals for the fiscal year are set by the Compensation Committee.

Target awards are determined as a percentage of each executive officer’s salary. For most participants in the EIP, achieving target company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor. For the named executive officers, achieving target company performance yields an award of 200% of the target award. The greater percentage for these named executive officers is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

The total equity incentive award payments to all eligible employees under the EIP cannot exceed 8% of adjusted consolidated operating profit before expenses associated with the EIP.

Final awards for each participant are determined by comparing actual company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Cash Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage
Exceptional	Up to 150%
Superior	Up to 125%
Commendable	Up to 100%
Below Standard	0%

The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.

The dollar amount of each actual EIP award, including the named executive officers, is determined as follows:

Base Salary x (Individual EIP Target % x Financial Performance Payout %) x PMP Payout %

The Individual EIP Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2013, they were as follows: Mr. Nagel—300%; Mr. Reece—150%; and Mr. Black—150%. The target percentage represented an increase from 135% for Mr. Black in fiscal 2012. The increase was based on a review of market data.

The Compensation Committee, in its discretion and taking into account the recommendations of the chief executive officer, may increase or decrease awards under the EIP.

If an award is earned under the EIP for the year, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated EIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization. Under the 2012 Plan, restricted stock generally vests over a four-year period; dividends accrue on the restricted stock but are not paid until the underlying restricted stock vests. For restricted stock issued under prior plans, dividends were paid on unvested restricted stock. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.

Fiscal 2013 Equity Incentive Awards

Consistent with prior years, the Compensation Committee determined that the performance criterion for equity incentive awards for fiscal 2013 was diluted earnings per share, adjusted for the impact of unusual items as described below in further detail. The target was $3.15, with a threshold of $2.64 and a maximum of $3.70.

For most participants, the award formula payout percentage is 0% for threshold performance, 100% for target performance and 150% for maximum performance. For the named executive officers, the award formula payout percentage is 0% for threshold performance, 200% for target performance, and 300% for maximum performance, which is then subject to the application of negative discretion by the Compensation Committee. The payout percentage used in the award formula cannot exceed 150% (300% for the named executive officers), even if actual performance exceeds the level of performance corresponding to the maximum payout percentage. The target and maximum levels are structured this way to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below).

Similar to the Annual Incentive Cash Plan, the annual target under the EIP is derived from long-term growth targets for mid-to-large cap companies and differs from our annual operating plan target.

The following table outlines the fiscal 2013award targets and actual equity incentive award values for each of the named executive officers as a dollar amount (in thousands). The target and maximum awards assume a financial performance payout percentage of 200% and 300%, respectively. In setting these levels, we expected that the Compensation Committee would exercise negative discretion in determining the final awards.

($ in thousands) Named Executive Officer	Individual Target %	Threshold ($)	Target ($)	Maximum ($)	Actual ($)(1)
Vernon J. Nagel	300	$0	$3,600	$8,100	$3,200
Richard K. Reece	150	0	1,275	2,869	1,000
Mark A. Black	150	0	1,200	2,700	1,000

(1)	Reflects application of negative discretion by the Compensation Committee in determining final awards.

We reported fiscal 2013 adjusted diluted earnings per share of $3.31 in our financial statements. The adjusted financial information that we use to determine performance under our incentive plans differs from the adjusted financial information that we report in our financial statements. The financial performance payout percentage of 107% (calculated for purposes of the plan as 214% for the named executive officers) was based on adjusted diluted earnings per share of $3.22 as determined for the EIP. For fiscal 2013, diluted earnings per share for purposes of the EIP was adjusted for the exclusion of special charges for streamlining activities net of realized savings, unbudgeted expense associated with the fraud at the freight payment and audit service firm formerly retained by the Company, distortive impact from fiscal 2013 acquired businesses, and impact from a change in the U.K. corporate tax rate. We did not adjust for the temporary manufacturing inefficiencies associated with the closing of the Cochran production facility. We calculated adjusted diluted earnings per share by dividing net income available to common shareholders by diluted weighted average number of shares, adjusted for the aforementioned items.

Actual adjusted diluted earnings per share for fiscal 2013 exceeded the target of $3.15 and resulted in a calculated payout of 107% of target. Individual EIP awards were made accordingly.

The following table provides details about the number of shares of restricted stock and stock options that were granted to the named executive officers by the Compensation Committee as equity incentive awards for fiscal 2013 performance. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. Two-thirds of the value of the EIP award was allocated to restricted stock, and one-third of the value was allocated to stock options. To determine the number of shares of restricted stock, the allocated value was divided by the closing price of our stock on October 24, 2013, the date of grant. To determine the number of stock options, the allocated value was divided by the Black-Scholes value of our stock on the date of grant.

($ in thousands, except Exercise Price of Stock Option) Named Executive Officer	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Option	Exercise Price of Stock Option ($)	Grant Date Fair Value of Restricted Stock and Stock Option Award ($)
Vernon J. Nagel	20,568	31,036	$103.74	$3,200
Richard K. Reece	6,428	9,700	103.74	1,000
Mark A. Black	6,428	9,700	103.74	1,000

Under SEC rules, because the equity incentive awards were granted on October 24, 2013, which was after the end of fiscal 2013, the grant date fair values for these awards are not included in the Fiscal 2013 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2013 Year-End table. The values will be included in the Summary Compensation Table and reflected in the other compensation tables in fiscal 2014.

Equity Award Grant Practices

Annual equity awards under the EIP are approved by the Compensation Committee and the Board following the end of the fiscal year. The chief executive officer may make interim equity awards to employees, other than the named executive officers, from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.

Executive Perquisites

Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2013 was a Company match on charitable contributions of $5,000 for Mr. Nagel.

Retirement Benefits

We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan receive a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.

Effective January 1, 2003, we implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “2002 SERP”). As amended in October 2012 following a competitive assessment of executive retirement benefits, the 2002 SERP provides a monthly benefit equal to 2.8% of average cash compensation (base salary and annual cash incentive payment, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of service as an executive officer (up to a maximum of 10 years) divided by 12. Benefits are generally payable for a 15-year period following retirement (as defined in the 2002 SERP). The named executive officers participated in the 2002 SERP in fiscal 2013.

We also maintain several deferred compensation plans which are described below under “Fiscal 2013 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.

We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. employees. The 401(k) plans provide for employee pre-tax contributions as well as employer matching contributions for salaried participants and certain hourly participants that do not participate in qualified defined benefit plans.

Change in Control Agreements

We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination—Change in Control Agreements” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

For additional information on the severance arrangements see “Potential Payments upon Termination—Severance Agreements” below.

Equity Ownership Requirements

Our named executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the named executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of Salary
Vernon J. Nagel	4X
Richard K. Reece	3X
Mark A. Black	3X

The ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds his requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

Hedging, Pledging, and Insider Trading Policy

Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of Acuity Brands stock, including the prohibition from engaging in short sales of Acuity Brands stock and from purchasing or selling any derivative securities, or entering into any derivatives contracts relating to our securities. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling Acuity Brands securities while in possession of material non-public information. None of our named executive officers holds any of our stock subject to pledge. Of our non-employee directors, only one holds a nominal amount of our stock subject to pledge.

Tax Deductibility Policy

Section 162(m) of the Code generally limits for a public company the tax deductibility of compensation to the chief executive officer and the three other executive officers (other than the chief executive officer and chief financial officer) who are the highest paid and employed at year-end to $1 million per year unless the compensation qualifies as “performance-based” compensation. While we do not design compensation programs solely for tax purposes, we design plans to be tax efficient where possible. However, the Compensation Committee may exercise discretion in those instances when the mechanistic approaches under tax laws would compromise the interest of stockholders. While the Compensation Committee does not intend that an executive officer will earn such an amount, the program is designed to permit the Compensation Committee to reward outstanding performance while retaining the tax deductibility of the award. The Compensation Committee continues to have the ability to use negative discretion in calculating an appropriate award. In a decision to grant discretionary restricted stock and cash awards to the named executive officers, the Compensation Committee considers that such awards may not be deductible.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases, and annual cash bonus and equity incentive awards, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

Meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary.

EXECUTIVE COMPENSATION

Fiscal 2013 Summary Compensation Table

The following table presents compensation data for the named executive officers for fiscal 2013, 2012 and 2011. Because we have only three executive officers, all are named executive officers under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Vernon J. Nagel	2013	$600,000	$–0–	$2,000,029		$999,936		$1,000,000	$2,306,138	$52,900	$6,959,003
Chairman, President and	2012	600,000	–0–	2,000,191		999,930		2,200,000	1,020,767	50,654	6,871,542
Chief Executive Officer	2011	600,000	–0–	1,866,675		933,267		1,500,000	573,071	48,860	5,521,873

Richard K. Reece	2013	421,750	–0–	666,676		333,238		325,000	952,412	9,180	2,708,256
Executive Vice President	2012	412,000	–0–	733,234		366,718		675,000	381,515	8,820	2,577,287
and Chief Financial Officer	2011	412,000	–0–	1,133,050	(5)	566,639	(5)	550,000	208,994	8,820	2,879,503

Mark A. Black	2013	395,000	–0–	666,676		333,238		350,000	714,826	9,180	2,468,920
Executive Vice President	2012	380,000	–0–	513,356		256,637		675,000	326,923	8,820	2,160,736
	2011	380,000	–0–	466,669		233,402		425,000	106,180	8,820	1,620,071

(1)

Represents the grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The assumptions used to value option awards granted in and prior to fiscal 2013 can be found in Note 9 to our consolidated financial statements included in the Form 10-K for the fiscal year ended August 31, 2013. Restricted stock awards are valued at the closing price on the NYSE on the grant date. For information regarding stock and options awards granted in fiscal 2014 based on fiscal 2013 performance, see “Compensation Discussion and Analysis—Equity Incentive Awards—Fiscal 2013 Equity Incentive Awards.”

(2)

Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For fiscal 2013, awards were earned at approximately 50% of target. For information about the 2013 awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Fiscal 2013 Annual Cash Incentive Award.”

(3)

Represents the increase in the actuarial present value of benefits under the 2002 SERP. The increase in pension value for fiscal 2013 was primarily attributable to the October 2012 plan amendment which increased the monthly benefit factor from 1.8% to 2.8%, partially offset by a one percentage point increase in the discount rate used to calculate the present value. There are no above-market earnings for our deferred compensation plans. For more information about these plans, see “Pension Benefits in Fiscal 2013” and “Fiscal 2013 Nonqualified Deferred Compensation” below.

(4)	For fiscal 2013, includes the following:

	Non-qualified Deferred Compensation Plan Contributions ($)	401(k) Match ($)	Company Match on Charitable Contributions ($)	Total All Other Compensation ($)
Mr. Nagel	$38,720	$9,180	$5,000	$52,900
Mr. Reece	–0–	9,180	–0–	9,180
Mr. Black	–0–	9,180	–0–	9,180

(5)

The 2011 stock and option award values for Mr. Reece include a special equity award valued at $600,000 ($400,000 stock award and $200,000 option award) to recognize his performance and contributions related to certain key strategic growth initiatives, particularly those associated with acquisition activities.

Fiscal 2013 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards for fiscal 2013 for each of the named executive officers. Non-equity incentive plan awards for fiscal 2013 were made under the Acuity Brands, Inc. 2012 Management Cash Incentive Plan. Equity awards for fiscal 2012 (reflected in the table below) were made under the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan. Beginning with awards for fiscal 2013 performance, equity awards will be made under the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vernon J. Nagel		$–0–	$2,400,000	$6,000,000
					$–0–	$3,600,000	$8,100,000
	10/23/12								44,800	$62.54	$999,936
	10/23/12							31,980			2,000,029

Richard K. Reece		–0–	680,000	2,856,000
					–0–	1,275,000	2,868,750
	10/23/12								14,930	62.54	333,238
	10/23/12							10,660			666,676

Mark A. Black		–0–	640,000	2,688,000
					–0–	1,200,000	2,700,000
	10/23/12								14,930	62.54	333,238
	10/23/12							10,660			666,676

(1)

These columns show the possible fiscal 2013 payout for each named executive officer under the Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for the named executive officers. For fiscal 2013, awards were earned at approximately 50% of target. The amounts earned under the plan for fiscal 2013 are disclosed in the Fiscal 2013 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Compensation—Fiscal 2013 Annual Cash Incentive Award” for a description of the plan.

(2)

These columns show the potential value, in dollars, of the fiscal 2013 equity payout for each named executive officer for annual equity incentive awards if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for the named executive officers. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. Based on actual performance, equity incentive awards were earned for fiscal 2013 at 107% of target, and grants were made on October 24, 2013. Because the grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Compensation—Fiscal 2013 Equity Incentive Awards” for a description of the plan.

(3)

These columns show the number of restricted shares and stock options granted on October 23, 2012 to the named executive officers as equity incentive awards with respect to fiscal 2012 performance. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares. The stock options vest ratably in three equal annual installments beginning one year from the grant date.

(4)

This column shows the grant date fair value of the restricted stock and the stock options under ASC Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the NYSE on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The following variables were used for the October 23, 2012 grants: 0.8% risk free rate, a term of 5 years, a dividend yield of 0.9%, and volatility of 43.8%.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2013. The table includes unexercised option awards and unvested restricted stock awards. Each grant is shown separately for each named executive officer. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date.

All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date.

The named executive officers earned equity incentive awards for fiscal 2013; however, because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Fiscal 2013 Equity Incentive Awards” for a description of the fiscal 2013 awards that were granted on October 24, 2013.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vernon J. Nagel	9/29/06	81,518	–0–	37.52	9/28/16
	11/02/07	74,700	–0–	40.29	11/01/17
	10/24/08	89,800	–0–	31.96	10/23/18
	10/26/09	59,600	–0–	33.49	10/25/19
	10/25/10	36,707	18,353	50.56	10/24/20
	10/24/11	20,287	40,573	46.29	10/23/21
	10/23/12	–0–	44,800	62.54	10/22/22
						10/26/09	9,950	850,725
						10/25/10	18,460	1,578,330
						10/24/11	32,408	2,770,884
						10/23/12	31,980	2,734,290

Richard K. Reece	11/02/07	25,800	–0–	40.29	11/01/17
	10/24/08	28,500	–0–	31.96	10/23/18
	10/26/09	20,850	–0–	33.49	10/25/19
	10/25/10	22,287	11,143	50.56	10/24/20
	10/24/11	7,440	14,880	46.29	10/23/21
	10/23/12	–0–	14,930	62.54	10/22/22
						10/26/09	3,487	298,139
						10/25/10	11,205	958,028
						10/24/11	11,880	1,015,740
						10/23/12	10,660	911,430

Mark A. Black	10/25/10	–0–	4,590	50.56	10/24/20
	10/24/11	–0–	10,413	46.29	10/23/21
	10/23/12	–0–	14,930	62.54	10/22/22
						10/26/09	2,487	212,639
						10/25/10	4,615	394,583
						10/24/11	8,318	711,189
						10/23/12	10,660	911,430

(1)

The market value is calculated as the product of (a) $85.50 per share, the closing market price of our common stock on August 30, 2013, the last trading day of the fiscal year, multiplied by (b)  the number of shares that have not vested.

Options Exercised and Stock Vested in Fiscal 2013

The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards and the value realized during fiscal year 2013, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vernon J. Nagel	281,518	$12,245,459	45,632	$2,916,257
Richard K. Reece	78,506	3,417,277	20,250	1,313,985
Mark A. Black	14,763	265,750	13,692	900,352

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Pension Benefits in Fiscal 2013

The table below sets forth information on the supplemental retirement plan and pension benefits for named executive officers under the 2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan (the “2002 SERP”).

2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan.    The 2002 SERP is an unfunded, nonqualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.

Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60, in a monthly amount equal to 2.8% (“monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the participant’s service with the Company. An executive is credited with one year of credited service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the 2002 SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the 2002 SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.

Pension Benefits Table for Fiscal 2013

The amounts reported in the table below equal the present value of the accumulated benefit in the 2002 SERP at August 31, 2013 for the named executive officers. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Vernon J. Nagel	10.00	$7,406,464	$–0–
Richard K. Reece	7.75	2,314,010	–0–
Mark A. Black	7.00	1,464,344	–0–

(1)

The accumulated benefit in the 2002 SERP is based on service and earnings (base salary and bonus, as described above) considered by the 2002 SERP for the period through August 31, 2013. The present value has been calculated assuming the benefit is payable commencing at age 60 and that the benefit is payable in 180 monthly payments as described above. The discount rate assumed in the calculation is 4.75% compared with 3.75% in the prior year.

Fiscal 2013 Nonqualified Deferred Compensation

The table below provides information on nonqualified deferred compensation in fiscal 2013 under the plans described below. None of our named executive officers deferred income under these plans in fiscal 2013.

2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the named executive officers that are eligible to participate in the 2002 SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (“Section 409A”).

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and/or to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.

Mr. Nagel receives annual company contributions to the 2005 SDSP, which are immediately vested, in replacement of benefits lost when a prior senior executive retirement plan (“prior SERP”) was frozen; however, Messrs. Nagel, Reece, and Black are not eligible for the other company contributions to the plan due to their participation in the 2002 SERP. Company contribution accounts may be distributed in a lump sum or up to ten annual installments upon termination of employment. The executive may change the form of distribution twice during the period up to one year prior to termination of employment, with the new distribution being delayed at least an additional five years in accordance with Section 409A.

2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Prior to 2006, Mr. Nagel received annual company contributions to the 2001 SDSP, which were immediately vested, in replacement of benefits lost when the prior SERP was frozen.

Nonqualified Deferred Compensation Benefits Table for Fiscal 2013

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2013. Messrs. Reece and Black do not participate in the plans.

Name	Plan	Executive Contributions in Fiscal 2013 ($)	Registrant Contributions in Fiscal 2013 ($)(1)	Aggregate Earnings in Fiscal 2013 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2013 Fiscal Year End ($)
Vernon J. Nagel	2005 SDSP	$–0–	$38,720	$9,179	$–0–	$304,403
	2001 SDSP	–0–	–0–	2,462	–0–	78,212
Richard K. Reece	N/A	N/A	N/A	N/A	N/A	N/A
Mark A. Black	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Amounts shown in this column reflect contributions to the deferred compensation plan for Mr. Nagel, which were immediately vested, in replacement of benefits lost when the prior SERP was frozen, and are also reported in the “All Other Compensation” column in the Fiscal 2013 Summary Compensation Table. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(2)	None of the earnings in fiscal 2013 were considered above-market earnings, as defined by the SEC.

Employment Arrangements

At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled, and whether the associate is entitled to participate in any severance or change in control benefits.

Pursuant to our fiscal 2013 employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our fiscal 2013 employment arrangements with Mr. Reece, he receives an annual salary of $425,000 (effective as of November 1, 2012) and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our fiscal 2013 employment arrangements with Mr. Black, he receives an annual salary of $400,000 (effective as of November 1, 2012) and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Black is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Potential Payments upon Termination

We have entered into severance agreements and change in control agreements with our named executive officers. The terms of these agreements are described below.

Severance Agreements

The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.

Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and Mr. Reece’s agreement will provide benefits if he terminates his employment for good reason after a change in control (as each such term is defined in the severance agreement).

Under the severance agreements, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which has not been corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•

requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•

a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•

a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•

termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to Acuity Brands;

•

termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.

Severance agreements provide for the terms set forth in the table below as described below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis; and

•

additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of equity incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

The severance agreements for Messrs. Nagel and Reece also provide for:

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•	that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.

The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the 2002 SERP.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

Change in Control Agreements

It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.

The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.

Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.

If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control either by us other than for cause or disability or by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•

a lump sum cash payment equal to a multiple of the sum of his base salary and annual cash incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term;

•	a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel and 30 months for Mr. Reece and Mr. Black); and

•	a cash payment equal to the lump sum actuarial equivalent of the accrued benefit under the 2002 SERP as of the date of termination of employment, whether or not the accrued benefit has vested.

The change in control agreements provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code on any payment made to a named executive officer arising out of or in connection with his employment. In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

A change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•

a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•

a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•

intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•

any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•

a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•

requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•

the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.

Other Possible Payouts upon Death, Disability, and Retirement

The following describes possible payouts upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.

Death/Disability

•	Stock options vest and are exercisable to the earlier of the expiration date or one year after the event. Restricted shares vest immediately.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.

Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.

Potential Payments Upon Termination Table

The table below sets forth potential benefits that for the named executive officers would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2013. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $85.50 on August 30, 2013, the last trading day of the fiscal year.

The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)	Total ($)
Vernon J. Nagel
Change-in-Control	$8,400,000	$3,260,730	$7,934,229	$201,824	$–0–	$19,796,783
Involuntary	2,400,000	2,917,868	7,934,229	90,545	NA	13,342,642
Voluntary (Good Reason)	2,400,000	2,917,868	7,934,229	90,545	NA	13,342,642
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	3,260,730	7,934,229	NA	NA	11,194,959
Disability	NA	3,260,730	7,934,229	NA	NA	11,194,959
Richard K. Reece
Change-in-Control	2,750,000	1,315,573	3,183,337	623,748	–0–	7,872,658
Involuntary	977,500	NA	2,547,046	60,001	NA	3,584,547
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	1,315,573	3,183,337	NA	NA	4,498,910
Disability	NA	1,315,573	3,183,337	NA	NA	4,498,910
Mark A. Black
Change- in-Control	2,687,500	911,461	2,229,841	501,108	–0–	6,329,910
Involuntary	920,000	NA	NA	57,114	NA	977,114
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	911,461	2,229,841	NA	NA	3,141,302
Disability	NA	911,461	2,229,841	NA	NA	3,141,302

(1)

For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)

The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2013, using our closing price of $85.50 on August 30, 2013 (less the exercise price of unvested options).

(3)

Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (CIC)	Unvested Company Contributions (CIC)
Vernon J. Nagel	$45,817	$–0–	$156,007	$–0–
Richard K. Reece	29,168	–0–	594,580	–0–
Mark A. Black	28,524	–0–	472,584	–0–

(4)

Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (Severance)
Vernon J. Nagel	$30,545	$60,000	$–0–
Richard K. Reece	17,501	42,500	–0–
Mark A. Black	17,114	40,000	–0–

(5)

An excise tax gross-up is applicable to the named executive officers in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up is based on an assumed effective aggregate tax rate of 39.6% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis,” our compensation programs are designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
•	Provide rewards to executives who create value for stockholders;
•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
•	Provide a framework for the fair and consistent administration of pay policies.

We believe that our compensation program, with its balance of base salary, annual cash incentives and equity incentive awards, rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.

Although this vote is non-binding, the Compensation Committee will to take into account the outcome of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will consult directly with our stockholders to better understand the concerns that influenced the vote.

The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2013 about equity awards under our equity compensation plans. The table does not include 1,049,617 shares available for purchase under the Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders (1)	982,817	(2)	$43.16	(3)	2,578,070	(4)
Equity compensation plans not approved by the security holders	N/A		N/A		N/A

Total	982,817				2,578,070

(1)

Includes the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “2012 EIP”) that was approved by our stockholders in January 2013, the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan (the “2007 EIP”) that was approved by our stockholders in January 2008, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012, and the 2001 Nonemployee Directors’ Stock Option Plan (the “2001 NESOP”) that was approved by our sole stockholder in November 2001.

(2)

Includes 5,100 outstanding deferred stock units under the 2012 EIP, 774,588 outstanding options and 52,249 outstanding deferred stock units issued under the 2007 EIP, 118,278 deferred stock units issued under the 2006 NEDC, 16,267 deferred stock units issued under the 2011 NEDC, and 16,335 stock options outstanding under the 2001 NESOP as of August 31, 2013.

(3)

Represents weighted-average exercise price of stock options outstanding under the 2007 EIP and 2001 NESOP. Calculation excludes deferred stock units issued under the 2007 EIP, 2006 NEDC, and 2011 NEDC.

(4)

Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 2,296,278 shares available for grant without further stockholder approval under the 2012 EIP and 281,792 shares available for issuance without further stockholder approval under the 2011 NEDC as of August 31, 2013. No further awards may be granted under the 2007 EIP, the 2006 NEDC or the 2001 NESOP.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the annual meeting of stockholders expected to be held in January 2015, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 25, 2014, to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, Attention: Corporate Secretary.

All such proposals should be sent by certified mail, return receipt requested.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under Delaware Law;
•

if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a stockholder notice (as described below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the stockholder notice; and

•

if no stockholder notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Meeting Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected, as well as any other information required by the SEC’s proxy rules in a contested election;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made;
•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner;
•	the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner, including any derivative positions of the stockholder;
•	information with respect to persons or entities affiliated with the stockholder and any arrangements between the affiliates and the stockholder; and
•

whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent).

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by our By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at the principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The preceding five paragraphs are intended to summarize the applicable provisions of our By-Laws. These summaries are qualified in their entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

    PRINTED ON RECYCLED PAPER

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 6, 2014.

Vote by Internet
• Go to www.envisionreports.com/AYI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN
PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

1.	Election of Directors (Term expiring at 2016 annual meeting):	+

			For	Withhold					For	Withhold			For	Withhold
	01 -	Gordon D. Harnett	☐	☐	02 -	Robert F. McCullough			☐	☐	03 -	Dominic J. Pileggi	☐	☐

						For	Against	Abstain						For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm					☐	☐	☐	3.	Advisory vote to approve named executive officer compensation				☐	☐	☐

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

BALLROOM AT THE FOUR SEASONS HOTEL

75 Fourteenth Street NE, Atlanta, Georgia

11:00 a.m., Eastern Time, January 7, 2014

Parking for stockholders attending the Annual Meeting will be available at the hotel.

DIRECTIONS TO THE FOUR SEASONS HOTEL

From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).	From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).	From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel is on the right in the middle of the block.
From North of Atlanta (400 South): Take GA-400 South to the17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the Annual Report are available at: www.envisionreports.com/AYI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 Proxy — ACUITY BRANDS, INC.

ANNUAL MEETING OF STOCKHOLDERS, JANUARY 7, 2014

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned does hereby appoint VERNON J. NAGEL and RICHARD K. REECE, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the Annual Meeting of Stockholders of the Company to be held on January 7, 2014 at 11:00 a.m., and at any and all adjournments and postponements thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting. If you sign and return this proxy but no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN
PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

1.	Election of Directors (Term expiring at 2016 annual meeting):	+

			For	Withhold					For	Withhold			For	Withhold
	01 -	Gordon D. Harnett	☐	☐	02 -	Robert F. McCullough			☐	☐	03 -	Dominic J. Pileggi	☐	☐

						For	Against	Abstain						For	Against	Abstain

2.	Ratification of the appointment of Ernst &Young LLP as the independent registered public accounting firm					☐	☐	☐	3.	Advisory vote to approve named executive officer compensation				☐	☐	☐

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the Annual Report are available at: www.edocumentview.com/AYI

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 Proxy — ACUITY BRANDS, INC.

ANNUAL MEETING OF STOCKHOLDERS, JANUARY 7, 2014

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned does hereby appoint VERNON J. NAGEL and RICHARD K. REECE, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the Annual Meeting of Stockholders of the Company to be held on January 7, 2014 at 11:00 a.m., and at any and all adjournments and postponements thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting. If you sign and return this proxy but no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)